As filed with the Securities and Exchange Commission on January 5, 2023

Registration No. 333-217399

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration No. 333-228299

Form S-8 Registration No. 333-217399

UNDER THE SECURITIES ACT OF 1933

PCSB FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	81-4710738
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2651 Strang Boulevard, Suite 100 Yorktown Heights, New York 10598	10598
(Address of Principal Executive Offices)	(Zip Code)

PCSB Financial Corporation 2018 Equity Incentive Plan

PCSB Bank 401(k) Savings Plan

(Full title of the plans)

Paul A. Perrault Chief Executive Officer Brookline Bancorp, Inc.
131 Clarendon Street
Boston, Massachusetts 02116

(Name and address of agent for service)

(617) 425-4600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by PCSB Financial Corporation (the “Registrant”):

•	Registration Statement No. 333-228299, filed with the SEC on November 9, 2018, pertaining to the registration of 2,543,115 shares of the Common Stock of the Registrant, $0.01 par value per share (“Common Stock”), reserved for issuance under the PCSB Financial Corporation 2018 Equity Incentive Plan;

•	Registration Statement No. 333-217399, filed with the SEC on April 20, 2017, pertaining to the registration of 2,000,000 shares of Common Stock reserved for issuance under the PCSB Bank 401(k) Savings Plan.

On January 1, 2023, pursuant to the terms of an Agreement and Plan of Merger, dated as of May 23, 2022, by and between Brookline Bancorp, Inc. (“Brookline”), a Delaware corporation and the Registrant, pursuant to which the Registrant merged with Brookline, with Brookline the surviving corporation (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on January 5, 2023.

Brookline Bancorp, Inc. as successor by merger to PCSB Financial Corporation (Registrant).

By:	/s/ Paul A. Perrault
Paul A. Perrault
Chief Executive Officer